UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 2, 2011

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 2, 2011, LiveDeal, Inc. (the “Company”) received a letter from Nasdaq’s Listing Qualifications Department informing the Company of its failure to comply with Nasdaq Listing Rule 5550(a)(4), which requires that the Company have at least 500,000 publicly held shares for continued listing on the Nasdaq Capital Market.

In accordance with Listing Rule 5810(c)(2)(C), the Company was given a 45-day period (until March 19, 2011) to provide the Nasdaq staff with a specific plan to achieve and sustain compliance with all of the Nasdaq Capital Market listing requirements, including a time frame for the completion of the plan.  After the Nasdaq staff reviews the Company’s plan, the staff will provide the Company with written notice of its decision.  If the Nasdaq staff rejects the Company’s plan, the Company will have the opportunity to appeal any resulting delisting determination or public reprimand letter to a Nasdaq hearings panel.  During the 45-day period described above, including any extension thereof, and the pendency of an appeal (if any), the Company’s common stock will continue to be traded on the Nasdaq Capital Market.

Potential compliance strategies under consideration include implementing a forward stock split to increase the number of publicly held shares of the Company’s common stock and/or issuing additional shares of common stock in one or more private placement transactions, assuming a suitable investor can be identified.  There can be no assurance that these strategies (or any alternative strategy) will be consummated, or accepted by the Nasdaq staff.  As of the date of this filing, the Company has not made any final decisions regarding what action(s) to take in response to the letter described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: February 8, 2011	/s/ Lawrence W. Tomsic
Lawrence W. Tomsic
Chief Financial Officer